Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 28, 2017, relating to the consolidated financial statements of Dominion Energy, Inc. and its subsidiaries (“Dominion Energy”), and the effectiveness of Dominion Energy’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dominion Energy, Inc. and subsidiaries for the year ended December 31, 2016 and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

February 14, 2018